CONSENT OF INDEPENDENT ACCOUNTANS

     We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 9 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 13, 1999, relating to the financial statements and financial highlights appearing in the August 31, 1999 Annual Report to Shareholders of the Purisima Total Return Fund, the Purisima Pure American Fund and the Purisima Pure Foreign Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.


/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
December 6, 1999